Exhibit 21.1

                     List of Subsidiaries of GoAmerica, Inc.

                          GoAmerica, Inc. Subsidiaries

1.    GoAmerica Communications Corp. (Delaware corporation)
      433 Hackensack Avenue
      Hackensack, New Jersey 07601

2.    GoAmerica Marketing, Inc. (Delaware corporation)
      433 Hackensack Avenue
      Hackensack, New Jersey 07601

3.    Wynd Communications Corporation (California corporation)
      75 Higuera Street, Suite 240
      San Luis Obispo, California 93401

4.    Hotpaper.com, Inc. (Delaware corporation)
      433 Hackensack Avenue
      Hackensack, New Jersey 07601

5.    OutBack Resource Group, Inc. (California corporation)
      3450 Broad Street, Suite 103
      San Luis Obispo, California 93401